* Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.



                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT ("Agreement") dated as of April 1, 1997 (the "Effective Date"), by and between Caribbean Cigar Company, a Florida corporation with its principal office at 6265 S.W. 8th Street, Miami, FL 33144 (the "Company"), and Alfred J. Berger, Jr. ("Consultant"), with an address at 195 East McMillan Street, Cincinnati, Ohio 45129.

                              W I T N E S S E T H:

         WHEREAS, Consultant has extensive experience in and know how with respect to the cigar industry, including, without limitation, experience relating to the domestic and international distribution of cigars, the organization and operation of cigar manufacturing facilities and the development of premium and handmade cigar brands; and

         WHEREAS, Consultant is engaged in the business of providing management, sales and consulting services to cigar businesses; and

         WHEREAS, Consultant desires to provide management, sales and consulting services on an ongoing basis to the Company; and

         WHEREAS, the Company desires to engage Consultant to provide management, sales and consulting services to it, and Consultant is willing to provide such services, all on and subject to the terms of this Agreement;

         NOW, THEREFORE, the parties do hereby agree as follows:

         1. Engagement of Consultant; Services to be Rendered.

                  (a) The Company hereby engages Consultant to perform Services, as hereinafter defined, during the Term of this Agreement.

                  (b) The services to be performed by Consultant shall include, but not be limited to, such management, marketing, sales, product development, administrative and other consulting services as the Company may deem appropriate in connection with the Company's business ("Services"). The Services shall be performed personally by Consultant at such locations as the Company shall deem appropriate, provided, that, in no event shall Consultant be required to move his personal residence from its current location. Promptly after the Effective Date, but in any event within thirty (30) thereof, Consultant shall be elected as a director of the Company by the Board of Directors of the Company. Consultant shall receive no consideration in addition to the consideration set forth in this Agreement for services rendered as a director of the Company; provided, however, that, Consultant shall be entitled, to the same extent as provided to other directors of the Company, to reimbursement for travel and lodging expenses incurred as a result of attendance at meetings of the Board of Directors of the Company, to directors fees for attendance at such meetings, and to indemnification against damages and advancement of expenses incurred in connection with any action, suit or proceeding brought against Consultant solely in Consultant's capacity as a director of the Company, all in accordance with the Articles of Incorporation and By-Laws of the Company and the laws of the State of Florida.

                  (c) Unless terminated earlier as provided in Paragraph 4 of this Agreement, the Term of this Agreement for the provision of Services by Consultant shall be for an initial period commencing as of April 1, 1997 and expiring on March 31, 2000.

                  (d) Consultant hereby accepts the engagement contemplated by this Agreement. During the Term, Consultant shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company. Consultant shall devote substantially all of his time to the performance of his duties as set forth in Paragraph 1(b) of this Agreement.

         2. Compensation and Other Benefits.

                  (a) Base Compensation. For the Services performed and to be performed pursuant to this Agreement, the Company shall pay Consultant compensation ("Base Compensation"), in cash, at the annual rate of one hundred thousand dollars ($100,000), payable in equal monthly installments on the last day of each month.

                  (b) Performance Compensation. In addition to Base Compensation, Consultant shall receive additional compensation ("Performance Compensation") in the form of cash and shares of the Company's common stock (the "Common Stock") during the Term of this Agreement based upon the attainment of certain performance goals relating to the sale of the cigars set forth on Exhibit A of this Agreement (all of such cigars are referred to collectively in this Agreement as "Cigars"). The terms and conditions for payment of the Performance Compensation shall be as follows:

                           (i) For the Twelve-Month Period commencing on April
1, 1997 and ending on March 31, 1998 (the "First Twelve-Month Period"). (A) The
Company shall pay Consultant                *                     in cash
(the "1997 Monetary Remuneration"), based upon an agreed upon
compensation of               *               per Cigar, for the first
     *       Cigars sold by the Company during the First Twelve-Month Period;

                                    (B) The Company shall pay Consultant (I)
                          *                       in cash (the "1997 Cash
Compensation"), (II)                     *                        worth of
shares of Common Stock (the "1997 Stock Compensation"), based upon a per share
price equal to the lesser of          *           per share of Common Stock
(the "1997 Ceiling Price") or the average closing price of the Common Stock during the thirty (30) day period up to and including March 31, 1998 (or if the Common Stock is not traded on any of such days, the average of the closing high bid and low asked prices for the Common Stock on such days), but not less than
           *            per share of Common Stock (the "1997 Floor Price"); and
(III) warrants for the purchase of    *     shares of Common Stock ("Warrant
Compensation"), all based upon the sale by the Company of at least   *
Cigars during the First Twelve-Month Period.

                                    (C) Notwithstanding anything to the contrary
contained in Paragraph 2(b)(i)(A) or Paragraph 2(b)(i)(B) of this Agreement, the payment of the 1997 Monetary Remuneration, the 1997 Cash Compensation, the 1997 Stock Compensation and the 1997 Warrant Compensation shall be subject to the following conditions:

                                          (I) If the Company shall sell
           * or fewer Cigars during the First Twelve-Month Period, (x) the 1997 Monetary Remuneration otherwise payable
shall be equal to         *            multiplied by the number of Cigars
actually sold, (y) the 1997 Cash Compensation shall be equal to       *
times the number of Cigars sold, and (z) the 1997 Stock         *
Compensation shall be an amount of shares of Common Stock having an aggregate
fair market value equal to      *         multiplied by          *
times the number of Cigars sold.

                                            (II) If the Company shall sell more
than      *       Cigars but less than      *      Cigars during the First
Twelve-Month Period, the 1997 Cash Compensation and the 1997 Stock Compensation otherwise payable shall be equal to the sum of (x) the cash and stock compensation payable pursuant to Subparagraph (I) of this Paragraph 2(b)(i)(C),
assuming the Company sold        *        Cigars, (y) cash compensation equal
to the amount determined by multiplying                  *
           *              by a fraction (the "1997 Fraction"), the numerator of
which is the number of Cigars in excess of    *     Cigars sold by the Company
during the First Twelve-Month Period and the denominator of which is     *
Cigars and (z) and stock compensation in the form of shares of Common Stock having an aggregate fair market value equal to
                              *                           multiplied by the
1997 Fraction.

                                            (III) For purposes of determining
the amount of shares of Common Stock to which the Consultant is entitled pursuant to Subparagraphs (I) and (II) of this Paragraph 2(b)(i)(C), each share of Common Stock shall be deemed to have a fair market value equal to the lesser
of            *               per share of Common Stock or the average closing
price of the Common Stock during the thirty (30) day period up to and including March 31, 1998 (or if the Common Stock is not traded on any of such days, the average of the closing high bid and low asked prices for the Common Stock on
such days), but not less than           *            per share of Common Stock
(the "1997 Floor Price").

                                            (IV) If the Company shall sell less
than a total of * Cigars during the First Twelve-Month Period the 1997 Warrant Compensation shall be equal to the Warrant Compensation multiplied by a fraction, the numerator of which is the number of Cigars actually sold by the
Company and the denominator of which is       *      .

                                    (D) In the event that the fair market value
per share of Common Stock on March 31, 1998, shall be less than the 1997 Floor Price, a portion of the 1997 Cash Compensation equal to the difference between
(x) the amount of the 1997 Cash Compensation otherwise payable and (y)
      *      of the aggregate fair market value of the 1997 Stock
Compensation earned by the Consultant (such fair market value to be determined as of March 31, 1998) shall be payable at the sole option of the Company either in cash or in shares of Common stock having an aggregate fair market value equal to such difference.

                           (ii) For the Twelve-Month Period beginning April 1,
1998 and ending March 31, 1999 (the "Second Twelve-Month Period").

                                    (A) The Company shall pay Consultant:

                                            (I)             *
              worth of shares of Common Stock (the "1998 Stock Compensation"),
based upon a per share price equal to the lesser of          *               per
share of Common Stock (the "1998 Ceiling Price") or the average closing price of the Common Stock during the thirty (30) day period up to and including March 31, 1999 (or if the Common Stock is not traded on any of such days, the average of the closing high bid and low asked prices for the Common Stock on such days),
but not less than          *            per share of Common Stock (the "1998
Floor Price"); (II)                  *                       in cash (the 1998
Cash Compensation"); and (III) Warrant Compensation upon the sale by the Company
of at least       *      Cigars during the Second Twelve-Month Period

                                    (B) Notwithstanding anything to the contrary
contained in Paragraph 2(b)(iii)(A) of this Agreement, if the Company shall sell fewer than * Cigars during the Second Twelve-Month Period, the payment of the 1998 Cash Compensation, the 1998 Stock Compensation and the 1998 Warrant Compensation shall be subject to the following conditions:

                                            (I) The 1998 Stock Compensation
payable to Consultant with respect to the Second Twelve-Month Period shall be equal to the number of shares of Common Stock that the Consultant would have
been entitled to had the Company sold        *         Cigars, multiplied by a
fraction (the "1998 Fraction"), the numerator of which is the number of Cigars actually sold by the Company in the Second Twelve-Month Period and the
denominator of which is     *      ;

                                            (II) The 1998 Cash Compensation
payable to the Consultant shall be equal to                 *
          multiplied by the 1998 Fraction; and

                                            (III) The 1998 Warrant Compensation
shall represent the right to purchase the product of           *
                                shares of Common Stock multiplied by the 1998
Fraction.

                                    (C) In the event that the fair market value
per share of Common Stock on March 31, 1999, shall be less than the 1998 Floor Price, a portion of the 1998 Cash Compensation equal to the difference between
(x) the amount of the 1998 Cash Compensation otherwise payable and (y)
        * of the aggregate fair market value of the 1998 Stock Compensation earned by the Consultant (such fair market value to be determined as of March 31, 1999) shall be payable at the sole option of the Company either in cash or in shares of Common Stock having an aggregate fair market value equal to such difference.

                           (iii) For the Twelve-Month Period beginning April 1,
1999, and ending March 31, 2000 (the "Third Twelve-Month Period").

                                    (A) The Company shall pay Consultant:

                                            (I)          *
           worth of shares of Common Stock (the "1999 Stock Consideration"),
based upon a per share price equal to the lesser of        *               per
share of Common Stock (the "1999 Ceiling Price") or the average closing price of the Common Stock during the thirty (30) day period up to and including March 31, 2000 (or if the Common Stock is not traded on any of such days, the average of the closing high bid and low asked prices for the Common Stock on such days),
but not less than             *            per share of Common Stock (the "1999
Floor Price"); (II)            *                             in cash (the "1999
Cash Compensation");

and (III) Warrant Compensation upon the sale by the Company of least Cigars during the Third Twelve-Month Period.

                                    (B) Notwithstanding anything to the contrary
contained in Paragraph 2(b)(iv)(A) of this Agreement, if the Company shall sell
fewer than     *       Cigars during the Third Twelve-Month Period, the payment
of the 1999 Cash Compensation, the 1999 Stock Compensation and the 1999 Warrant Compensation shall be subject to the following conditions:

                                            (I) The 1999 Stock Compensation
payable to Consultant with respect to the Third Twelve-Month Period shall be equal to the number of shares of Common Stock that the Consultant would have
been entitled to had the Company sold       *             Cigars multiplied by a
fraction (the "1999 Fraction"), the numerator of which is the number of Cigars actually sold by the Company in the Third Twelve-Month Period and the
Denominator of which is    *       ;

                                            (II) The 1999 Cash Compensation
shall be equal to                       *               multiplied by the 1999
Fraction; and                 *

                                            (III) The 1999 Warrant Compensation
shall represent the right to purchase the product of         *
                              shares of Common Stock multiplied by the 1999
Fraction.

                                    (C) In the event that the fair market value
per share of Common Stock on March 31, 2000, shall be less than the 1999 Floor Price, a portion of the 1999 Cash Compensation equal to the difference between
(x) the amount of the 1999 Cash Compensation otherwise payable and (y)
        * of the aggregate fair market value of the 1999 Stock Compensation earned by the consultant (such fair market value to be determined as of March 31, 2000) shall be payable, at the sole option of the Company, either in cash or in shares of Common Stock having an aggregate fair market value equal to such difference.

                           (iv) If (A) the aggregate number of Cigars sold
during the Term of this Agreement by the Company as of the end of the Third
Twelve-Month Period, equals or exceeds     *       Cigars and (B) the Consultant
did not earn one hundred percent (100%) of the Performance Compensation during any Twelve-Month Period because the number of Cigars sold by the Company during such Twelve-Month Period was less than the target sales of Cigars, the Consultant shall be entitled to receive Performance Compensation equal to the aggregate of:

                                            (I) Stock compensation equal to the
number of shares of Common Stock determined by dividing (x) the difference between the aggregate fair market value (as determined below in Subparagraph
(2)(b)(iv)(A)(III)) of the 1997 Stock Compensation, the 1998 Stock Compensation or the 1999 Stock Compensation, as the case may be, which the Consultant would have been entitled to receive if the number of Cigars sold during the relevant Twelve-Month Period was equal to the target sales of Cigars for such Twelve-Month Period and (2) the aggregate fair market value (as determined below in Subparagraph (2)(b)(iv)(A)(III)) of the 1997 Stock Compensation, the 1998 Stock Compensation or the 1999 Stock Compensation, as the case may be, actually
received by the Consultant by (y) a per share price of          *              ;
and

                                            (II) Cash compensation equal to the
difference between (x)    *     with respect to the 1997 Cash Compensation or
    * with respect to the 1998 Cash Compensation or the 1999 Cash Compensation, as the case may be, and (y) the amount of cash and the aggregate fair market value (determined as of March 31 of the year in which paid) of the Common Stock, if any, actually received by the Consultant as the 1997 Cash Compensation, the 1998 Cash Compensation or the 1999 Cash Compensation, as the case may be.

                                            (III) For purposes of determining
under Subparagraph 2(b)(iv)(A)(I) the "aggregate fair market value" of the 1997 Stock Compensation, the 1998 Stock Compensation or the 1999 Stock Compensation, as the case may be, which the Consultant would have been entitled to receive if the number of Cigars sold during the relevant Twelve-Month Period equaled or exceeded the target sales for such period, the price per share as determined under this Subparagraph shall be multiplied by the number of shares which would have been issued had the number of Cigars sold during such period equaled or exceeded the target sales for such period. For purposes of determining under Subparagraph 2(b)(iv)(A)(I) the aggregate fair market value of the 1997 Stock Compensation, the 1998 Stock Compensation or the 1999 Stock Compensation, as the case may be, actually received by the Consultant, the price per share as determined under this Subparagraph shall be multiplied by the number of shares actually issued to the Consultant as 1997 Stock Compensation, 1998 Stock Compensation or 1999 Stock Compensation, as the case may be. The price per share for the 1997 Stock Compensation, the 1998 Stock Compensation and the 1999 Stock Compensation under this Subparagraph shall be equal to the average closing price per share of the Common Stock during the thirty (30) day period up to and including March 31, 1998, March 31, 1999, or March 31, 2000, respectively (or, if the Common Stock is not traded on any of such days, the average of the closing high bid and low asked prices for the Common Stock on such days), but in
no event more than   *     with respect to the 1997 Stock compensation,   *
with respect to the 1998 Stock Compensation and   *     with respect to the 1999
Stock Compensation.

                           (v) The 1997 Floor Price, the 1997 Ceiling Price, the
1998 Floor Price, the 1998 Ceiling Price, the 1999 Floor Price and/or the 1999 Ceiling Price, as the case may be, shall each be adjusted to give effect to (A) any dividend or distribution by the Company on or with respect to its shares of Common Stock in Common Stock, or in other securities convertible into or exchangeable for shares of Common Stock, (B) any subdivision, or reclassification of the Company's outstanding shares of Common Stock into a greater number of shares, or (C) any combination or reclassification of the Company's outstanding shares of Common Stock into a smaller number of shares of Common Stock or other transaction which effects a reverse split which occurs between the Effective Date and the date on which the computation is being made.

                           (vi) The market price of the Common Stock during any
Computation Period shall be adjusted to reflect any dividend, distribution, subdivision, combination or reclassification or other event referred to in Paragraph 2(b)(v) of this Agreement which occurs during such Computation Period. For purposes of this Paragraph 2(b)(vi), the term "Computation Period" shall mean any of the thirty day periods referred to in Paragraphs 2(b)(i)(B), 2(b)(ii)((A), 2(b)(iii)(A) or 2(b)(iv)(B)(III) of this Agreement.

                           (vii) For purposes of this Agreement, the term
"warrants" shall mean warrants for the purchase of shares of Common Stock, exercisable within five years of the date of grant at an exercise price of
            *             per share of Common Stock.

                           (viii) For purposes of this Agreement, the term
"Twelve-Month Period" shall mean the First Twelve-Month Period, the Second Twelve-Month Period or the Third Twelve-Month Period, as the case may be.

                           (ix) Reduction in Performance Compensation. The
parties acknowledge that the Company may hire an individual to (a) train employees of Taru Martani (or any other manufacturer of cigars located in Indonesia with which the Company enters into an agreement for the manufacture and supply of cigars) to handroll cigars and/or (b) monitor the quality of cigars to be shipped by Taru Martani (or such other Indonesian cigar manufacturer) to the Company, or to perform such other services as requested by the Company from time to time. In the event that the Company does hire such an
individual, an amount not to exceed        *           of the cost of such
individual to the Company for the period during which such individual is performing such services for the Company shall be deducted from the 1997 Monetary Remuneration otherwise payable to the Consultant.

                           (x) Upon the issuance of shares of Common Stock
pursuant to the terms of this Paragraph 2(b), the Company shall obtain a legal opinion that such shares have been validly issued.

                  (c) Payment Terms. Other than amounts payable to Consultant which have been earned and paid pursuant to Paragraph 2 (a) of this Agreement, which shall be payable monthly on a "as-earned" basis, and the 1997 Monetary Remuneration which shall be paid within thirty (30) days of the end of each quarterly period commencing April 1, 1997, all Performance Compensation due and owing hereunder shall be payable within thirty (30) business days after the close of the Twelve-Month Period in which such Performance Compensation has been earned, provided, however, that the 1997 Cash Compensation and 1998 Cash Compensation shall be payable March 31, 1999, on March 31, 2000, respectively, and the 1999 Cash Compensation shall be payable on March 31, 2000.

                  (d) Force Majeure. In the event that the sale of Cigars is prevented for a period not to exceed six (6) months as a result of fires, floods, accidents, riots, acts of God, war, blockades, embargoes, transportation delays or any other circumstance outside the control of the parties (an "event of force majeure"), the Twelve-Month Period during which such event of force majeure, occurs, and each subsequent Twelve-Month Period shall be extended by a period of time, not to exceed six (6) months, during which such event of force majeure is in effect. In the event that the event of force majeure shall continue for a period exceeding six (6) months during any Twelve-Month Period, the Company shall have the right to terminate this Agreement solely with respect to the remainder of such Twelve-Month Period; provided, that, notwithstanding such termination, Consultant shall be entitled to compensation for such Twelve-Month Period for all Cigars sold during such Twelve-Month Period prior to the event of force majeure, determined by treating such number of Cigars sold as the total number of Cigars sold during the Twelve-Month Period and applying the terms of this Agreement otherwise applicable to the determination of Performance Compensation.

                  (e) In the event that the Company shall default on its obligation to pay any amount of 1997 Cash Compensation, 1998 Cash Compensation or 1999 Cash Compensation, as the case may be, as required pursuant to the terms of this Agreement, the Company shall, upon demand therefor by the Consultant, issue registerable shares of Common Stock having an aggregate fair market value (which shall be equal to the average closing price of the Common Stock during the thirty day period up to and including the date of demand, or, if the Common Stock is not traded on any of such days, the average of the closing high bid and low asked prices of the Common Stock during such days) equal to the amount of cash otherwise due to the Consultant. The Common Stock issued to the Consultant pursuant to this Paragraph 2(e) shall be registerable upon the demand of the Consultant, at the sole cost and expense of the Company

(excluding any brokerage fees incurred by the Consultant in connection with sales of such Common Stock and the fees and expenses of any counsel retained by the Consultant).

                  (f) The Company and Consultant agree that the Performance Compensation is dependent on the best efforts of Consultant to arrange for the steady, non- interrupted supply of high quality and desirable Cigars to the Company and the best efforts of the Company to sell the Cigars supplied through the efforts of Consultant so as to maximize the number of Cigars actually sold at retail at the Company's outlets or by the Company's other retailers at prices that are profitable to the Company. Such prices will be determined by the President or the Board of Directors of the Company, but shall not be arbitrary in relation to market conditions, supply and demand.

         3. Registration Rights.

                  (a) Demand Rights. If, in a written notice given to the Company at any time during the period commencing one (1) year from the date hereof and ending four (4) years from the date hereof and signed by the Consultant, the Consultant informs the Company that (i) the Consultant contemplates the sale of any or all of the Common Stock received by the Consultant under and pursuant to the terms of this Agreement (the "Agreement Common Stock") under such circumstances that a public offering distribution within the meaning of the Securities Act of 1933, as amended, (hereinafter the "Securities Act") of the Agreement Common Stock will be involved and (ii) the Consultant is requesting that the Company file a registration statement (such right to request the filing of a registration statement referred to in this Agreement as a "Demand Registration Right") pursuant to the Act with respect to the Agreement Common Stock, the Company shall, as promptly as possible, but in no event more than ninety (90) days after receipt of such notice (the "Demand Registration Notice"), file a registration statement (the "Consultant Registration Statement") pursuant to the Securities Act, pursuant to which the Agreement Common Stock requested to be registered by the Consultant may be sold under the Securities Act as promptly as practicable thereafter. The Company shall use its best efforts to cause such Consultant Registration Statement to become effective; provided, that, the Consultant shall furnish the Company with appropriate information (relating to the intentions of the Consultant) in connection therewith as the Company shall reasonably request in writing. The Company shall keep such registration statement current for such time, not to exceed the greater of nine (9) months or such longer period as the registration statement may be used without requiring audited financial statements covering a period subsequent to that for which audited financial statements are otherwise required, as the Consultant may request. The Demand Registration Right accorded the Consultant pursuant to this Paragraph 2(c)(i) shall be exercisable by the Consultant one (1) time only.

The Company will not be obligated to effect any Demand Registration Right if the Board of Directors of the Company adopts a resolution to the effect that the Company intends to register shares (a "Registration") of common stock under the Securities Act within the six-month period subsequent to the date of receipt of the Demand Registration Notice until such six-month period has elapsed or the Company shall have abandoned such intention prior to the expiration of such six-month period or, in the event such registration becomes effective, during the one hundred twenty (120) day period after the effective date of such registration. In the case of a Registration, the Consultant shall (i) retain its Demand Registration Right and (ii) be entitled to register his Consultant Common Stock pursuant to terms of Paragraph 3(b) of this Agreement. In addition, if the Board of Directors, in its good faith judgment, determines that any registration of Agreement Common Stock should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger involving the Company (collectively, a "Valid Business Reason"), the Company may postpone filing a Consultant Registration Statement relating to any Demand Registration Right until such Valid Business Reason has been consummated or terminated, and, if a Consultant Registration shall previously been filed, may cause such Consultant Registration Statement to be withdrawn and its effectiveness prematurely terminated or may postpone amending or supplementing such Consultant Registration Statement. The Company represents that as of the date of this Agreement, it has no present intention to proceed with a material financing, acquisition, corporate reorganization or merger as a result of which it would cause a withdrawal or postponement of a registration statement pursuant to this paragraph.

                  (b) Piggy-Back Rights. In addition to the Demand Registration Right provided for in Paragraph 3(a) and for a period commencing one (1) year from the date hereof and ending four (4) years from the date hereof, the Company shall advise the Consultant by prompt written notice of its intention to file any registration statement under the Securities Act (other than a registration statement relating solely to an acquisition or a registration statement on Form S-8 or any subsequent similar form) covering the Common Stock, whether such Common Stock is being sold for the account of the Company or selling shareholders, and will, upon the request of the Consultant, include in any such registration statement such information as may be required to permit a public offering of the Consultant's Agreement Common Stock (such ability by the Consultant to request the inclusion Agreement Common Stock in a registration statement as provided in this Paragraph 3(a) referred to as a "Piggy-Back Registration Right" and any registration statement with respect to which the Piggy-Back Registration Right is exercised referred to as a "Piggy-Back Registration Statement"); provided, however, that, if requested by the managing underwriter or underwriters, the Consultant will agree not to sell any Agreement Common Stock without the consent of such managing underwriter during the period following the effective date of such Piggy-Back Registration Statement (the "hold off period"), as the managing underwriter or underwriters may request, and the Company shall not be required to include the Agreement Common Stock in such Piggy-Back Registration Statement unless the Consultant shall agree to refrain from selling shares of the Agreement Common Stock during the holdoff period. Notwithstanding the foregoing, in no event shall the Consultant be required to agree to a holdoff period longer or relating to a greater percentage of his shares of Agreement Common Stock than is required of any other selling shareholder whose shares of Common Stock are included in such Piggy-Back Registration Statement or any other registration statement being filed at or about the same time as such Piggy-Back Registration Statement. The Company shall keep such Piggy-Back Registration Statement current for a period of nine (9) months from the effective date of such Piggy-Back Registration Statement or, if the managing underwriter or underwriters agree to the inclusion of the shares of Agreement Common Stock in the Piggy-Back Registration Statement only on the condition that the Consultant agree to refrain from selling his shares of Agreement Common Stock pursuant to the Piggy-Back Registration Statement for the holdoff period, six (6) months from the conclusion of the holdoff period. The rights provided for in this Paragraph 3(b) shall not be exercised with respect to more than fifty percent (50%) (or such lesser amount as the managing underwriter or underwriters may request) of the total number of shares of Common Stock in any Piggy-Back Registration Statement or Piggy-Back Registration Statements filed within any eighteen (18) month period.

                  (c) The Company may, by written notice to the Consultant, up to three times in any 12-month period and for up to 30 days at a time, require that the Consultant immediately cease sales of shares of Agreement Common Stock pursuant to the Consultant Registration Statement during any period during which the Company is engaged or plans to engage in a public offering, acquisition or similar activity that has not been publicly announced (the "Company Activity") if the Company has determined in good faith that the Company Activity would be adversely affected by a public announcement otherwise required in order for the offering of the Agreement Common Stock during such period not to be in violation of federal securities laws or regulations.

                  (d) If the Company requires the Consultant to cease sales of shares pursuant to paragraph 3(c), the Company shall, as promptly as practicable following the termination of the Company Activity, use its best efforts to give written notice to Consultant authorizing him to resume sales pursuant to the Consultant Registration Statement. If the prospectus included in the Consultant Registration Statement has been amended to comply with the requirements of the Securities Act, the Company shall enclose such revised prospectus with the notice to the Consultant given pursuant to this paragraph 3(d), and the Consultant shall make no offers or sales of shares of Common Stock pursuant to the Consultant Registration Statement other than by means of such revised prospectus.

                  (e) The Company shall use its best efforts to register or qualify, not later than the effective date of any Consultant Registration Statement filed pursuant to this Agreement, the Agreement Common Stock covered by the Consultant Registration Statement under the securities laws of such states as the Consultant shall reasonably request; provided, however, that the Company shall not be required in connection with this paragraph 3(e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (f) In connection with the filing by the Company of the Consultant Registration Statement or the Piggy-Back Registration Statement, as the case may be, the Company shall furnish to the Consultant a reasonable number of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act. Such prospectuses shall state that the Consultant shall be responsible for fulfilling any prospectus delivery requirements associated with the offering of the Agreement Common Stock.

                  (g) If the Company has delivered preliminary or final prospectuses to the Consultant and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Consultant and, if requested by the Company, the Consultant shall immediately cease making offers or sales of shares of Common Stock under the Consultant Registration Statement or the Piggy-Back Registration Statement, as the case may be, and return all prospectuses to the Company. The Company shall promptly provide the Consultant with revised prospectuses and, following receipt of the revised prospectuses, the Consultant shall be free to resume making offers and sales under the Consultant Registration Statement or the Piggy-Back Registration Statement, as the case may be.

                  (h) The Company shall use its best efforts to cause all of the Agreement Common Stock as to which the Consultant has requested registration to be listed on the principal stock exchange or market on which the Common Stock is traded.

                  (i) In connection with the filing of the Consultant Registration Statement or the Piggy-Back Registration Statement, as the case may be, the Company shall use its best efforts to furnish, at the request of Consultant, an opinion of legal counsel to the Company to the effect that the shares of Agreement Common Stock are duly authorized, validly issued, fully paid and non-assessable.

                  (j) The Company shall pay one-half and the Consultant shall pay the other one-half of the expenses relating to compliance with the obligations of the Company under this Paragraph 3 with respect to any Demand Registration Right, including all registration and filing fees and the fees and expenses of the Company's counsel and accountants; provided, however, that the Consultant shall be solely liable for any brokerage fees and selling expenses incurred by the Consultant in connection with sales under the Stockholder Registration Statement and the fees and expenses of any counsel retained by the Consultant. The Company shall pay all of the expenses relating to compliance with the obligations of the Company under this Paragraph 3 with respect to any Piggy-Back Registration Right, including all registration and filing fees and the fees and expenses of the Company's counsel and accountants; provided, however, that the Consultant shall be solely liable for any brokerage fees and selling expenses incurred by the Consultant in connection with sales under the Consultant Registration Statement and the fees and expenses of any counsel retained by the Consultant.

                  (k) The Company shall not be required to include any Agreement Common Stock in the Consultant Registration Statement unless:

                           (i) The Company is furnished with such information
regarding the Consultant and the distribution proposed by the Consultant as the Company, the underwriters or representative may reasonably request.

                           (ii) The Consultant shall have provided to the
Company its written agreement:

                                    (A) To indemnify the Company and each of its
directors and officers against, and hold the Company and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Company or such directors and officers may become subject by reason of any statement or omission in the Consultant Registration Statement made in reliance upon, or in conformity with, a written statement by the Consultant furnished pursuant to Paragraph 3(i); and

                                    (B) To comply with all of the provisions of
Paragraph 3.

                  (l) The Company agrees to indemnify and hold harmless the Consultant against any losses, claims, damages, expenses or liabilities to which the Consultant may become subject by reason of any untrue statement of a material fact contained in the Consultant Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Company by or on behalf of the Consultant for use in the Consultant

Registration Statement. The Company shall have the right to assume and control the defense and settlement of any claim or suit for which the Company may be responsible for indemnification under this Paragraph 3(j).

                  (m) The rights of the Consultant under this Paragraph 3 are personal to the Consultant and, except upon the death of Consultant as set forth in Paragraph 13(e) of this Agreement, the Consultant may not assign any of his rights under this Paragraph 3; provided, however, in the event that the Consultant shall exercise any of his Demand Registration Rights or Piggy-Back Registration rights under this Paragraph 3, the holders of Agreement Common Stock previously transferred by Consultant under and pursuant to the terms of this Agreement shall be entitled, to the extent the Consultant would have been entitled if the Consultant were still the holder of such Agreement Common Stock, to have their Agreement Common Stock registered in the Demand Registration Statement or the Piggy-Back Registration Statement, as the case may be.

         4. Reimbursement of Expenses. The Company shall pay or reimburse Consultant, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Consultant in connection with the performance of Services pursuant to this Agreement in accordance with the Company's expense reimbursement policy.

         5. Termination of Engagement.

                  (a) Consultant's engagement hereunder is a personal services contract and is not assignable upon the bankruptcy of Consultant.

                  (b) The Company may terminate Consultant's engagement, immediately and without notice, for Gross Cause, in which event no further compensation (other than accrued but unpaid compensation) shall be payable to Consultant. The term "Gross Cause" shall mean (i) a material breach by Consultant of the provisions of Paragraphs 7, 8, 9 or 13(a) of this Agreement,
(ii) acts of dishonesty or deliberate misconduct by Consultant, (iii) breach of trust or other action by which Consultant obtains personal gain at the expense of or to the detriment of the Company, or (iv) conviction of the Consultant of any felony or of any other crime involving moral turpitude.

                  (c) The Company may terminate the Consultant's engagement, upon five (5) days prior written notice (the "Written Notice"), if, in the reasonable determination of the Board of Directors of the Company, the Consultant is not satisfactorily performing his obligations under this Agreement. The Written Notice shall specify the grounds or reasons for termination of Consultant's engagement and shall be delivered to Consultant at the address provided in Paragraph 12(b), or at such other address that Consultant may provide to the Company from time to time. The Written Notice may be delivered personally or by recognized overnight delivery service and shall be deemed delivered when sent. In the case of (i) the termination of Consultant's engagement pursuant to the terms of the first sentence of this Paragraph 5(c) or
(ii) the death or disability of the Consultant, the Consultant (or the Consultant's estate in the case of the death of the Consultant) shall not be entitled to further payments of Base Compensation (other than accrued but unpaid Base Compensation) but shall retain all rights to receive Performance Compensation as otherwise set forth in this Agreement. For purposes of this Paragraph 4(c), the term "disability" shall mean any illness, disability or physical or mental incapacity of the Consultant which prevents him from substantially performing his regular duties for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period.

                  (d) Consultant's performance of Services under this Agreement shall be subject to review by the Chief Executive Officer of the Company on an annual basis.

                  (e) In the event that there is a Change in Control of the Company and after such Change in Control the new controlling shareholders of the Company seek to deny Consultant his rights under this Agreement, Consultant shall have the right to submit the dispute to binding arbitration in Miami, Florida, under the rules of and conducted by the American Arbitration Association. The arbitration panel shall consist of three arbitrators eligible to serve as a panel for the American Arbitration Association. Each of the Consultant and the Company shall select one arbitrator who is eligible to serve as an arbitrator on a panel conducted by the American Arbitration Association, and the two arbitrators so selected shall select a third arbitrator who is similarly qualified. None of the Arbitrators selected shall serve or have served as legal counsel to any of the parties nor shall any of the arbitrators so selected hold any equity securities in the Company or any company (or affiliate thereof) controlled by Consultant. The decision of the arbitration panel on the matters to which arbitration applies pursuant to this Paragraph 5(e) shall be final and binding on all of the parties hereto, and their successors, heirs and legal assigns, and may be enforced by a court of competent jurisdiction. The expense of the arbitration proceeding, including any fees of counsel, shall be paid by the losing party. For purposes of this Paragraph 5(e), the term "Change in Control" shall mean the beneficial ownership, directly or indirectly, of more than fifty percent (50%) or more of the combined voting power of each class of the Company's then outstanding voting securities by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (x) the Company or any subsidiary of the Company or any Company employee benefit plan (including any trustee of such plan acting as trustee), or (b) Lawrence D. Frutkin, Alfred
J. Berger, Jr. or Kevin Doyle (or any member of their families).

         6. Representations and Warranties of the Company.

                  (a) (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The Company has made available to the Consultant copies of its Organizational Documents, as currently in effect.

                           (ii) This Agreement and the Warrants to be issued
pursuant hereto constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Company has the right, power, and authority to execute and deliver this Agreement and any other documents contemplated by this Agreement.

                  (b) The authorized equity securities of the Company are as set forth in the latest Form 10QSB of the Company, as filed with the Securities and Exchange Commission ("SEC"). The Common Stock to be received by the Consultant in connection with the transactions contemplated hereby will be duly authorized, validly issued, fully paid and non-assessable shares of common stock free of any claim of preemptive rights and free and clear of any and all encumbrances other than restrictions on transfer imposed by federal and state securities laws and regulations. The warrants to be received by the Consultant in connection with the transactions contemplated hereby shall be authorized by appropriate resolution of the board of directors of the Company.

                  (c) The Company has timely filed with the SEC all materials and documents required to be filed by it under the Exchange Act. All the materials and documents filed with the SEC by the Company since December 1, 1995, including its initial Registration Statement on Form S-1, are hereinafter referred to as the "Company SEC Reports." The Company SEC Reports, copies of which have been delivered to the Consultant, are true and correct in all material respects, including the financial statements and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such Company SEC Reports, in light of the circumstances in which they were made, not misleading. The financial statements included in the Company SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

                  (d) (i) The Company has filed all tax returns that it has at any time been required to file. To the Company's knowledge, all such tax returns were correct and complete in all material respects when filed, and the Company has paid all taxes that are shown to be due on any such tax return. The Company has no actual or potential liability for any obligation with respect to any taxes of any taxpayer (including, without limitation, any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. To the Company's knowledge, all taxes that the Company is or was required by law to withhold or collect have been duly withheld and collected and, to the extent required, have been paid to the proper Governmental Entities.

                           (ii) The Company has made available to the Consultant
complete and correct copies of all (1) federal income tax returns, (2) examination reports and (3) statements of deficiencies assessed against or agreed to by the Company since December 31, 1994. No examination or audit of any tax return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, pending or threatened. Except as otherwise set forth in Schedule 6(d)(ii), the Company has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment of deficiency.

                  (e) There are no claims, actions, suits, arbitrations, proceedings or investigations pending (or to the knowledge of the Company, threatened) against the Company, and there are no outstanding court orders, court decrees or court stipulations to which the Company is a party or by which any of its assets are bound, any of which would (i) impair this Agreement or affect the transactions contemplated hereby, (ii) materially restrict the present business, property, operations, prospects, assets, revenues or condition (financial or otherwise) of the Company, or (iii) individually or in the aggregate have a material adverse effect or materially impair or preclude the Company's ability to consummate the transactions contemplated by this Agreement.

                  (f) The Company and the conduct and operation of its business are, to its best knowledge and as of this date in compliance with all of the laws (including rules and regulations thereunder) of any governmental entity which are applicable to the Company's business.

         7. Trade Secrets and Proprietary Information. Consultant agrees that it will not, during or after the Term of this Agreement or thereafter, use or disclose to any person, firm, corporation, partnership, limited liability company, business trust, individual or other business entity any trade secrets or proprietary information concerning the Company's or any of its subsidiaries' inventions, processes, "know-how," formulae, products, services, business, customer lists, proposed products and services, marketing strategy and research and development activities; except that nothing in this Agreement shall be construed to prohibit him from (a) using or disclosing such information if it shall become public knowledge or known generally in the cigar industry other than by or as a result of disclosure by a person not having a right to make such disclosure and (b) complying with legal process, provided, that the Company shall be given notice in time to enable it to object to such disclosure.

         8. Covenant Not to Solicit or Compete.

                  (a) Consultant recognizes that the scope of the Company's business is international and is not limited to any single state or region. Consultant covenants and agrees that, subject to the last sentence of this Paragraph 8(a), during the Term of this Agreement and for a period of one (1) year after termination of this Agreement, Consultant will not (i) directly or indirectly engage or have any interest in or provide financing for or serve or accept a position as an officer, director, employee, partner, independent contractor, principal, agent, representative, consultant, financier, guarantor or any similar capacity with any entity which is engaged in the United States in the same business as the Company is engaged, or (ii) contact or solicit the business of any customers or prospective customers (i.e., prospects whose business was actively solicited by the Company at any time during the twelve
(12) month period prior to the date Consultant ceased to be engaged by the Company), or (iii) employ, engage or solicit the employment or engagement of any employee of or consultant to the Company, or (iv) cause or induce any customer, prospective customer, supplier, prospective supplier, employee or consultant to terminate or fail to continue a relationship with the Company, or (v) directly or indirectly aid or assist others in engaging in any transactions described in this Paragraph 8(a); provided, however; that the provisions of this Paragraph 8(a) shall not apply to Consultant with respect to (i) the sale by Consultant of certain Cigars subject to a Letter Agreement of even date herewith by and among the Company, Consultant and Lawrence D. Frutkin and (ii) in the event that as a result of death, incapacity or other permanent disability, Carl Berger is unable to perform services for such companies, services, if any performed by Consultant for the following companies and with respect to the following activities: Marsh Wheeling, Co., with respect to machine rolled cigars; National Cigar Co., with respect to machine rolled cigars; John Berger & Son Co., with respect to machine rolled cigars; and SWD, Inc., with respect to the distribution of candy, cigarettes and sundries; provided, that, in rendering services, if any, to any of Marsh Wheeling, National Cigar Co., John Berger & Son Co., or SWD, Inc., Consultant shall in all events be bound by the provisions of Paragraph 9 of this Agreement. For purposes of this

Agreement, references to customers shall mean those individuals or entities who were customers at any time during the twelve (12) month period prior to the date Consultant ceased to be engaged by the Company and references to suppliers shall refer to suppliers of tobacco products to the Company at any time during the twelve (12) month period prior to the date Consultant ceased to be engaged by the Company and references to prospective suppliers shall refer to any supplier of tobacco products from whom the Company actively sought to procure tobacco products during the twelve (12) month period prior to the date Consultant ceased to be engaged by the Company.

                  (b) In the event that any Court having jurisdiction shall determine that the territory or the length of time or scope of activity provided for in this Paragraph 8 shall be excessive, such Court shall have the authority to reduce the scope of the restrictions set forth in this Paragraph 8 to the maximum time and territory and activity as to which such covenant is enforceable, it being acknowledged by the parties that the parties have negotiated for the greatest possible scope of this covenant.

         9. Inventions and Discoveries. Consultant agrees promptly to disclose in writing to the Company any invention or discovery made by Consultant during the Term of this Agreement during the course of the performance by Consultant of Services for the Company and that all rights to such inventions or discoveries shall be the exclusive property of the Company. Consultant shall execute and deliver to the Company such instruments as the Company deems necessary to vest in the Company the sole and exclusive ownership of all rights in and to such inventions and discoveries, as well as the copyrights and/or patents applicable thereto.

         10. Injunctive Relief; Agreement by Consultant's Employees.

         Consultant agrees that his violation or threatened violation of any of the provisions of Paragraphs 7, 8 and 9 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of said provisions, Consultant consents to the entry of preliminary and permanent injunctions by a Court of competent jurisdiction prohibiting Consultant from engaging in any violation or threatened violation of such provisions and compelling Consultant to comply with such provisions. This Paragraph 10 shall not affect or limit, and the injunctive relief provided in this Paragraph 10 shall be in addition to, any other remedies otherwise available to the Company at law or in equity. In the event an injunction is issued against any such conduct by Consultant, the period referred to in Paragraph 8 of this Agreement shall continue until the later of the expiration of the period set forth therein or one (1) month from the date a final judgment enforcing such provisions is entered and the time for appeal has lapsed.

         11. Right of First Refusal.

         The Consultant agrees that in the event that the Consultant desires to sell in a public or private transaction any of the shares of Common Stock of the Company acquired by the Consultant pursuant to the terms of this Agreement or any other agreement with the Company the Consultant shall give the Company notice (the "Sale Notice") of the price and other terms of such proposed sale, including the payment terms and, in a private transaction, the name of the purchaser. The Company shall have an option (the "Option") to purchase all of the shares proposed to be sold by the Consultant at the price and on the terms set forth in the Sale Notice. The Option shall be exercisable in whole only and not in part within thirty (30) days (five (5) business days in the case of (i) a public sale whether pursuant to Rule 144 or otherwise or (ii) a sale of securities with a fair market value of One Hundred Thousand Dollars ($100,000) or less; provided, however, all sales made by the Consultant in any 90 day period shall be aggregated for purposes of this $100,000 exemption from the 30-day notice requirement) after the date the Sale Notice is given to the Company. Exercise of the Option shall be given by written notice of exercise accompanied by full payment of the purchase price of the shares subject to the Option. In the event that, by 5:00 P.M. New York City time on the last day of the aforementioned thirty (30) or five (5) day period, the Consultant shall not have received both the notice of exercise of the Option from the Company and the full amount of the purchase price, the Consultant shall have the right to sell the shares referred to in the Sale Notice on substantially the same terms as are set forth in the Sale Notice. The terms shall be deemed to be substantially the same as those set forth in the Sale Notice if the purchase price, either in terms of dollars or a percentage of the market price, is not less than the amount payable pursuant to the terms set forth in the Sale Notice. If the terms of sale are reduced so that the purchase price is less than the amount payable as provided in the Sale Notice, the Consultant shall re-offer the shares to the Company on such revised terms in the manner set forth in this Paragraph 11 except that the thirty (30) day and five (5) day periods shall be reduced to ten
(10) days and five (5) days, respectively. If the terms of payment set forth in the Sale Notice provide that a portion of the purchase price is payable subsequent to the closing, then in such event, the payment due at the time of exercise shall be equal to the amount due at the closing as set forth in the Sale Notice and the remainder of the purchase price shall be payable at such times and in such amounts as are set forth in the Sale Notice; all of the shares being purchased by the Company shall be held in escrow by the Consultant, to be released on a pro rata basis as the purchase price is paid. In the event that the Consultant desires to transfer any of such shares by gift, it shall be a condition to effecting any such transfer that the transferee agree to be subject to the provisions of this Paragraph 11.

         12. Independent Contractor. In all matters relating to this Agreement, the Company and the Consultant shall act as independent contractors, neither shall be the employee, joint venturer, partner or agent of the other, and each shall assume any and all liability for its own acts. Neither the Company nor Consultant shall have any authority to assume or create obligations, express or implied, on behalf of the other party or any subsidiary or affiliate of the other party, and neither party shall have any authority to represent any other party as its agent, employee, partner or in any other capacity.

         13. Miscellaneous.

                  (a) Consultant represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit the performance of its obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

                  (b) Any notice under the provisions of this Agreement shall be in writing and shall be given by hand, overnight courier or messenger service, against signed receipt or acknowledgment of receipt, registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Paragraph 13(b), to the parties at their respective addresses set forth at the beginning of this Agreement or by telecopier to the Company at (305) 267-6026 or to Consultant at (513) 621-4255, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or telecopier number to which notice shall be sent.

                  (c) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court having jurisdiction may reduce the scope of any provision of this Agreement so that it complies with applicable law.

                  (d) This Agreement constitutes the entire agreement of the Company and Consultant as to the subject matter hereof, superseding all prior written or prior or contemporaneous oral understandings or agreements, including any previous consulting or engagement agreements, or understandings with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (e) This Agreement will inure to the benefit of and be binding upon Consultant, his legal representatives and testate or intestate distributees, and the Company, its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

                  (f) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

                  (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed wholly within such State. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any Federal or state court in the County of Dade, State of Florida, (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid court and (iii) agrees that any action against such party may be commenced by service of process by any method set forth in Paragraph 13(b) of this Agreement, other than by telecopier, to such party as provided in said Paragraph 13(b).

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CARIBBEAN CIGAR COMPANY

                                       By: /s/ Thomas R. Dilk
                                          -------------------------------------
                                       Title: Chief Financial Officer
                                             ----------------------------------


                                       /s/ Alfred J. Berger, Jr.
                                       ----------------------------------------
                                               Alfred J. Berger, Jr.

                                   EXHIBIT "A"

                                       TO

  CONSULTING AGREEMENT DATED AS OF APRIL 1, 1997 BY AND BETWEEN CARIBBEAN CIGAR
                    COMPANY AND ALFRED J. BERGER, CONSULTANT

Brands and types of cigars to which Performances Compensation is related:

    All cigars supplied from and after the Effective Date to Caribbean Cigar Company (i) by or from Taru Martani, Indonesia or (ii) by or from any other supplier of cigars located in Indonesia as a result of the efforts of Consultant and/or Lawrence D. Frutkin.

For purposes of the Consulting Agreement, the words "Cigar sales" or "Cigars sold" are defined as the shipment of Cigars on or after the Effective Date by or on behalf of the Company to customers of the Company less the number of Cigars returned by such customers to the Company; provided, however, that for purposes of determining "Cigar sales" or "Cigars sold" under the Agreement, the number of long-filler second Cigars shipped by the Company to customers for sale under any name other than "Celestino Vega" or "C.V" shall be deemed to be one-half (1/2) of the actual number oF such long-filler second Cigars shipped by the Company.

                                [FORM OF WARRANT]

                                               Warrant to Purchase
WA-                                                  **       **


                                               Shares of Common Stock
                                               Date of Grant:

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND NEITHER THIS WARRANT NOR SUCH SHARES MAY BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND, IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                     VOID AFTER 5:00 P.M. NEW YORK CITY TIME
        ON THE FIFTH ANNIVERSARY OF THE EFFECTIVE DATE, AS DEFINED HEREIN

                     SERIES A COMMON STOCK PURCHASE WARRANT
                                       OF
                             CARIBBEAN CIGAR COMPANY

         This is to certify that, FOR VALUE RECEIVED, __________________________ __________________________________ or assigns ("Holder"), is entitled to purchase, subject to the provisions of this Warrant, from Caribbean Cigar Company, a Florida corporation (the "Company"), at an exercise price per share of fifteen and 00/100 dollars ($15.00), subject to adjustment as provided in this Warrant, _______________________________ ( ____, ____) shares of common stock, par value $.001 per share ("Common Stock"), of the Company at any time during the five (5) year period (the "Exercise Period") commencing on the date of grant of this Warrant (the "Effective Date") and ending at 5:00 P.M., New York City time, on the fifth (5th) anniversary of the Effective Date; provided, however, that if such date is a day on which banking institutions in the State of New York are required or authorized by law to close, then on the next succeeding day which shall not be such a day. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock may also be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares," and the exercise price for the purchase of a share of Common Stock pursuant to this Warrant in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price." Reference in the Warrant to the "Series A Warrants" shall mean any or all of the Series A Common Stock Purchase Warrants issued by the Company, regardless of whether the Exercise Price of such Series A Warrants is the same as the Exercise Price of this Warrant.

         (c) EXERCISE OF WARRANT. This Warrant may be exercised in whole at any time or in part from time to time during the Exercise Period by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares of Common Stock specified in such form. If this Warrant shall be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares of Common Stock purchasable hereunder. This Warrant may be exercised in whole at any time during the Exercise

Period by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed, without cash payment, for the number of shares of Common Stock obtained by multiplying (i) the difference of (a) the "current market price per share of Common Stock", as defined in paragraph (f)(5) hereof, less (b) the Exercise Price per share then in effect, times (ii) the fraction, the numerator of which is the number of Warrant Shares then outstanding and the denominator of which is the Exercise Price per share then in effect. Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

         (d) RESERVATION OF SHARES. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance and delivery upon exercise of this Warrant and that it shall not, without the prior approval of the holders of a majority of the Warrants then outstanding, increase the par value of the Common Stock.

         (e) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise of this Warrant, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

                  (1) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market or other automated quotation system which provides information as to the last sale price, the current value shall be the reported last sale price of one share of Common Stock on such exchange or system on the last business day prior to the date of exercise of this Warrant, or if no such sale is made on such day, the current value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

                  (2) If the Common Stock is not so listed or admitted to unlisted trading privileges, the current value shall be the mean of the reported last bid and asked prices of one share of Common Stock as reported by Nasdaq, the National Quotation Bureau, Inc. or other similar reporting service, on the last business day prior to the date of the exercise of this Warrant; or

                  (3) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current value of one share of Common Stock shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

         (f) LOSS, ETC. OF WARRANT. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

         (g) RIGHTS OF THE HOLDER. The Holder shall not, by virtue of this Warrant, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

         (h) ANTI-DILUTION PROVISIONS. The Exercise Price in effect at any time and the number and kind of securities purchasable upon exercise of each Warrant shall be subject to adjustment as follows:

                  (1) In case the Company shall, subsequent to the Effective Date, (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock (B) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (C) combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph (f)(1) shall occur.

                  (2) In case the Company shall, subsequent to the Effective Date, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or in exchange for Common Stock), or shall issue directly to any person, Common Stock at a price (or having a conversion or exchange price per share) less than the current market price of the Common Stock (as defined in Paragraph
(f)(5) of this Warrant) on the record date mentioned below, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) would purchase at such current market price per share of the Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchased (or into which the convertible or exchangeable securities so offered are convertible or exchangeable). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock or securities convertible into or exchangable for Common Stock are not delivered after the expiration of such rights or warrants, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for Common Stock) actually delivered.

                  (3) In case the Company shall, subsequent to the Effective Date, distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings and dividends or distributions referred to in Paragraph (f)(1) of this Warrant) or subscription rights or warrants (excluding those referred to in Paragraph
(f)(2) of this Warrant), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock (as defined in Paragraph (f)(5) of this Warrant), less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  (4) Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Paragraphs (f)(1), (2) or (3) of this Warrant, the number of shares of Common Stock purchasable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the number of shares of Common Stock issuable upon exercise of each Warrant in effect on the date thereof by the Exercise Price in effect on the date thereof and dividing the product so obtained by the Exercise Price, as adjusted. In no event shall the Exercise Price per share be less than the par value per share, and, if any adjustment made pursuant to Paragraph (f)(1), (2) or (3) would result in an exercise price of less than the par value per share, then, in such event, the Exercise Price per share shall be the par value per share.

                  (5) For the purpose of any computation under Paragraphs (f)(2) and (3) of this Warrant, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for 30 consecutive business days commencing 45 business days before such date. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported last bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed or on the Nasdaq Stock Market, or if not listed or admitted to trading on such exchange or such System, the average of the reported highest bid and reported lowest asked prices as reported by Nasdaq, the National Quotation Bureau, Inc. or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

                  (6) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Paragraph (f)(6) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph (f) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Paragraph (f) to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Paragraph (f), as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of Common Stock, issuance of warrants to purchase Common Stock or distribution of evidences of indebtedness or other assets (excluding cash dividends) referred to hereinabove in this Paragraph (f) hereafter made by the Company to the holders of its Common Stock shall not result in any tax to the holders of its Common Stock or securities convertible into Common Stock.

                  (7) The Company may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Paragraph (f), and a certificate signed by such firm shall, absent manifest error, be conclusive evidence of the correctness of such adjustment.

                  (8) In the event that at any time, as a result of an adjustment made pursuant to Paragraph (f)(1) of this Warrant, the Holder of any Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Paragraphs (f)(1) to
(6), inclusive, of this Warrant.

                  (9) Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this and similar Warrants initially issued by the Company.

         (i) OFFICER'S CERTIFICATE. Whenever the Exercise Price shall be adjusted as required by the provisions of Paragraph (f) of this Warrant, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Exercise Price and the adjusted number of shares of Common Stock issuable upon exercise of each Warrant, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, reserved by the Company for issuance upon exercise of this Warrant, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder or any holder of a Warrant executed and delivered pursuant to Paragraph (a) and the Company shall, forthwith after each such adjustment, mail, by certified mail, a copy of such certificate to the Holder or any such holder at such holder's address set forth in the Company's Warrant Register.

         (j) NOTICES TO WARRANT HOLDERS. So long as this Warrant shall be outstanding, (1) if the Company shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings) or (2) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or
(3) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least thirty days prior to the date specified in clauses (i) and (ii), as the case may be, of this Paragraph (h) a notice containing a brief description of the proposed action and stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

         (k) RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Paragraph (i) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Paragraph (f) of this Warrant.

         (l) WARRANTS AND UNDERLYING SHARES NON-TRANSFERABLE. Neither this Warrant nor the shares of Common Stock issuable upon exercise of this Warrant have been registered under the Securities Act of 1933, as amended, and neither this Warrant nor such shares may be sold, encumbered, or otherwise transferred, except pursuant to an effective registration statement under such act or an exemption from such registration requirement, and, if an exemption shall be applicable, the holder shall have delivered an opinion of counsel, acceptable to the Company, that such registration is not required.

Dated as of April        , 1997,

                                       CARIBBEAN CIGAR COMPANY

ATTEST:

                                       By:
                                          -------------------------------------
                                          Kevin Doyle
                                          Chairman of the Board

By:
   --------------------------
                  , Secretary

                                  PURCHASE FORM

                                                 Dated:             , 19__

____ The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _______________ shares of Common Stock and hereby makes payment of $___________ in payment of the actual exercise price thereof.

____ The undersigned hereby irrevocably elects to exercise the within Warrant for the number of shares of Common Stock obtained by multiplying (i) the difference of (a) the "current market price per share of Common Stock", as defined in paragraph (f)(5) of the within Warrant, less (b) the Exercise Price per share then in effect, times (ii) the fraction, the numerator of which is the number of Warrant Shares then outstanding and the denominator of which is the Exercise Price per share then in effect.



                                       ----------------------------------------
                                       Signature


                                       ----------------------------------------
                                       Name (printed)